                                                                    Exhibit 99.3

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

         The following unaudited pro forma condensed combined financial statements are presented to illustrate the effects of the Merger on the historical financial position and operating results of Therma-Wave and Sensys using the purchase method of accounting in accordance with generally accepted accounting principles in the United States of America. The unaudited pro forma condensed combined financial statements are based upon the historical financial statements of the respective companies.

         The unaudited pro forma condensed combined balance sheet assumes that the Merger took place on December 31, 2001 and combines Therma-Wave's December 31, 2001 unaudited historical consolidated balance sheet with Sensys' December 31, 2001 historical balance sheet.

         The unaudited pro forma condensed combined statement of operations for the twelve months ended March 31, 2001 assumes the Merger took place as of April 1, 2000 and combines Therma-Wave's consolidated statement of operations for the twelve months ended March 31, 2001 and Sensys' statement of operations for the twelve months ended December 31, 2000.

         The unaudited pro forma condensed combined statement of operations for the nine months ended December 31, 2001 assumes the Merger took place as of April 1, 2000 and combines Therma-Wave's unaudited condensed consolidated statement of operations for the nine months ended December 31, 2001 and Sensys' unaudited condensed statement of operations for the nine months ended December 31, 2001.

         The unaudited pro forma statements include adjustments to reflect the purchase price consideration (which for accounting purposes is determined based upon the fair value of Therma-Wave Common Stock to be issued in the Merger, the fair value of options and warrants for Therma-Wave Common Stock granted to replace the options and warrants for Sensys Shares assumed in connection with the Merger, and estimated transaction costs) and the acquired assets and liabilities of Sensys. The allocation of the Merger Consideration is based on appraisals and a comprehensive final evaluation of the fair value of Sensys' tangible assets acquired, liabilities assumed, identifiable intangible assets and goodwill at the time of the consummation of the Merger.

         The pro forma statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Therma-Wave would have been had the Merger occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or financial position.

         These unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and related notes thereto of Therma-Wave included in its Quarterly and Annual Reports on Forms 10-Q and 10-K and of Sensys included in this Current Report on Form 8-K/A.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                DECEMBER 31, 2001
                                 (in thousands)

                                                                                              PRO FORMA
                                                          Therma-Wave      Sensys     ------------------------
                                                              Inc.          Inc.      Adjustments     Combined
                                                          -----------     --------    -----------     --------
ASSETS
Current assets:
  Cash                                                     $  51,723      $   2,598      $       -      $  54,321
  Short-term investment                                       18,325              -              -         18,325
  Accounts receivable, net                                    17,364              -              -         17,364
  Inventory                                                   44,997            834              -         45,831
  Other current assets                                         5,346            208              -          5,554
                                                           ---------      ---------      ---------      ---------
    Total current assets                                     137,755          3,640              -        141,395

Property and equipment, net                                   12,992            453              -         13,445
Deferred income taxes                                          1,379              -              -          1,379
Goodwill                                                                                    65,311 (A)     65,311
Patent and other amortizable intangible assets                   774              -          4,470 (A)      5,244
Other assets                                                   3,792            161              -          3,953
                                                           ---------      ---------      ---------      ---------
    Total assets                                           $ 156,692      $   4,254      $  69,781      $ 230,727
                                                           =========      =========      =========      =========


LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                         $   4,560      $     566      $       -      $   5,126
  Accrued liabilities                                         10,646          1,585          1,850 (A)     14,081
  Deferred revenue                                             7,532          3,382              -         10,914
  Income tax payable                                           8,417              -              -          8,417
  Convertible notes payable                                        -          4,000         (4,000)(B)          -
                                                           ---------      ---------      ---------      ---------
    Total current liabilities                                 31,155          9,533         (2,150)        38,538

Long-term debt                                                    16              -              -             16
Long-term portion of capital lease obligations                     -              7              -              7
Deferred rent and other                                        2,057              -              -          2,057


Stockholders' equity
  Convertible Preferred Stock                                      -          8,438         (8,438)(B)          -

  Common stock                                                   243          5,538         (5,538)(B)
                                                                                                45 (A)        288
  Additional paid-in capital                                 232,934              -         72,735 (A)
                                                                                            13,700 (A)    319,369
  Accumulated deficit                                       (107,885)       (18,108)        18,108 (B)
                                                                                           (16,340)(E)   (124,225)
  Notes receivable from stockholders                            (201)             -              -           (201)
  Unearned stock compensation                                      -         (1,154)         1,154 (B)
                                                                   -              -         (3,495)(A)     (3,495)
  Accumulated other comprehensive loss                        (1,627)             -              -         (1,627)
                                                           ---------      ---------      ---------      ---------
Total stockholders' equity (deficit)                         123,464         (5,286)        71,931        190,109
                                                           ---------      ---------      ---------      ---------
Total liabilities and stockholders' equity                 $ 156,692      $   4,254      $  69,781      $ 230,727
                                                           =========      =========      =========      =========


See accompanying notes to unaudited pro forma condensed combined financial information.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
               (in thousands, except share and per share amounts)


                                                    Nine Months Ended
                                                    December 31, 2001
                                                 ------------------------            PRO FORMA
                                                 Therma-Wave      Sensys     ------------------------
                                                     Inc.          Inc.      Adjustments     Combined
                                                 -----------     --------    -----------     --------
Net revenues                                       $ 70,535      $  2,213      $      -      $ 72,748
  Cost of revenues                                   42,777         1,250            35 (F)
                                                                                     24 (D)
                                                          -             -           871 (C)    44,957
                                                   --------      --------      --------      --------
Gross profit                                         27,758           963          (930)       27,791
Operating expenses:
  Research and development                           21,157         3,246           691 (F)    25,553
                                                                                    459 (D)
  Selling, general and administrative                16,248         2,306           445 (F)    19,293
                                                                                    294 (D)
  Stock compensation                                      -         1,171        (1,171)(F)         -
                                                   --------      --------      --------      --------
Total operating expenses                             37,405         6,723           718        44,846
                                                   --------      --------      --------      --------
Operating loss                                       (9,647)       (5,760)       (1,648)      (17,055)
Other (income) expense, net                          (1,891)          498                      (1,393)
                                                   --------      --------      --------      --------
Net loss                                           $ (7,756)     $ (6,258)     $ (1,648)     $(15,662)
                                                   ========      ========      ========      ========

Net loss per share:
  Basic                                            $  (0.32)                                 $  (0.55)
  Diluted                                          $  (0.32)                                 $  (0.55)
Weighted average number of shares outstanding:
  Basic                                              23,995                       4,471        28,466
  Diluted                                            23,995                       4,471        28,466


See accompanying notes to unaudited pro forma condensed combined financial information.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
               (in thousands, except share and per share amounts)


                                                           Twelve Months Ended
                                                       ---------------------------
                                                        March 31,     December 31,
                                                           2001           2000             PRO FORMA
                                                       Therma-Wave       Sensys      -------------------------
                                                           Inc.           Inc.       Adjustments      Combined
                                                       -----------    ------------   -----------     ---------
Net revenues                                            $ 198,199      $       -      $       -      $ 198,199
  Cost of revenues                                        101,421              -             62(D)
                                                                -              -          1,161(C)     102,644
                                                        ---------      ---------      ---------      ---------
Gross profit                                               96,778              -         (1,223)        95,555
Operating expenses:
  Research and development                                 33,881          1,919          1,187(D)      36,987
  Selling, general and administrative                      28,239          1,472            897(D)      30,608
  Severance charge                                          1,700              -              -          1,700
                                                        ---------      ---------      ---------      ---------
Total operating expenses                                   63,820          3,391          2,084         69,295
                                                        ---------      ---------      ---------      ---------
Operating income (loss)                                    32,958         (3,391)        (3,307)        26,260
Other (income) expense, net                                (1,196)           (31)                       (1,227)
                                                        ---------      ---------      ---------      ---------
Income (loss) before provision for income taxes            34,154         (3,360)        (3,307)        27,487
Provision (benefit) for income taxes                        2,025              -                         2,025
                                                        ---------      ---------      ---------      ---------
Income (loss) before cumulative effect of change in
  accounting principle                                  $  32,129      $  (3,360)     $  (3,307)     $  25,462
                                                        =========      =========      =========      =========

Income per share before cumulative effect of change
  in accounting principle
  Basic                                                 $    1.37                                    $    0.91
  Diluted                                               $    1.27                                    $    0.83
Weighted average number of shares outstanding:
  Basic                                                    23,444                         4,471         27,915
  Diluted                                                  25,278                         5,275         30,553


See accompanying notes to unaudited pro forma condensed combined financial information.

     Notes To Unaudited Pro Forma Condensed Combined Financial Information

1.   Basis Of Pro Forma Presentation

     On December 18, 2001, Therma-Wave announced it had executed the Reorganization Agreement to acquire Sensys in a transaction to be accounted for as a purchase.

     On January 16, 2002, Therma-Wave issued approximately 5.4 million shares of its common stock in exchange for all outstanding common and preferred shares of Sensys. The total purchase price for this acquisition was $88.3 million, consisting of 4,470,510 shares of common stock with a fair value of $72.8 million, stock options to purchase 608,151 shares of common stock with a fair value of $9.1 million, warrants to acquire 329,490 shares of common stock with a fair value of $4.6 million, and transaction costs, consisting of investment advisory, legal and other professional service fees, of $1.85 million. Common stock was valued at $16.28 per share using the Company's average stock price for the five day period ended January 15, 2002. Stock options were valued using the Black-Scholes option pricing model, applying a weighted average expected life of 5 years, a weighted average risk-free rate of 4.5%, an expected dividend yield of zero percent, a volatility of 90% and a deemed fair value of $16.28 per share. The intrinsic value of these options, totaling approximately $3.5 million, has been recorded as unearned compensation. Warrants were valued using the Black-Scholes option pricing model, applying the remaining contractual life of 3.6 years, a weighted average risk-free rate of 4.5%, an expected dividend yield of zero percent, a volatility of 90% and a deemed fair value of $16.28 per share.

The purchase price allocation is as follows (in thousands):

                                                  Amount        Useful Life
                                                ----------      -----------
Fair value of net liabilities assumed           $  (1,286)                -

In-process research and development                16,340                 -

Developed technology                                  890           2 years

Development contract                                2,590           5 years

Trade name                                            990           5 years

Unearned stock compensation                         3,495           4 years

Goodwill                                           65,311                 -
                                                ---------
  Total purchase price                          $  88,330                 -
                                                =========


     The allocation of the consideration for the Merger of Sensys to its individual assets is based on management's analysis and estimates of the fair values of the acquired assets. In addition to the value assigned to in-process research and development projects, and Sensys' tangible assets, specific intangible assets were identified and valued. The related amortization of the identifiable intangible assets is reflected as a pro-forma adjustment to the Unaudited Pro Forma Condensed Combined Statements of Operations. The identifiable assets include a development contract, trade name, and existing developed technology.

     IPR&D consists of those products that were not yet proven to be technologically feasible but have been developed to a point where there is value associated with them in relation to potential future revenue. Because technological feasibility was not yet proven and no alternative future uses are believed to exist for the in-process technologies, the assigned value was expensed immediately upon the closing date of the acquisition. The value of $16.3 million assigned to the acquired IPR&D was determined by identifying research projects in areas for which technological feasibility has not been established and there is no alternative future use.

     The value of IPR&D was determined by estimating the expected cash flows from the projects once commercially viable, discounting the net cash flows back to their present value and then applying a percentage of completion to the calculated value as defined below. A discount rate of 40% was used which is higher than the industry average due to inherent uncertainties surrounding the successful development of the IPR&D, market acceptance of the technology, the useful life of such technology and the uncertainty of technological advances which could potentially impact the estimates described above. The percentage of completion for each project was determined using costs incurred to date on each project as compared to the remaining research and development to be completed to bring each project to technological feasibility. Revenue resulting from IPR&D projects is expected to commence in the fourth quarter of calendar 2002.

     2. Pro Forma Adjustments

     The following pro forma adjustments have been made to the Unaudited Pro Forma Condensed Combined Financial Statements:

(A) To record the Therma-Wave Common Stock issued and estimated transaction costs incurred in connection with the acquisition and to allocate the consideration for the Merger to intangible assets and unearned compensation.

     (B) To eliminate the convertible promissory notes and shareholders' equity accounts of Sensys.

     (C) To amortize intangible assets.

     (D) To amortize unearned stock compensation.

     (E) To record the one time charge to expense for in-process research and development.

     (F) To allocate previously recorded stock compensation to individual expense categories.

     The one time charge to expense for the fair value of the in-process research and development acquired in the Merger has been excluded from the unaudited pro forma condensed combined statement of operations due to their non-recurring nature.